Exhibit 10.60

Execution Copy

PROFESSIONAL SERVICES AGREEMENT

THIS PROFESSIONAL SERVICES AGREEMENT dated as of January 1, 2009 is by and between RADIOSURGERY CENTER OF RHODE ISLAND, LLC, a Rhode Island limited liability company with a primary place of business c/o Rhode Island RCRI, 593 Eddy Street, Providence, Rhode Island 02903 (“RCRI”), and MASSACHUSETTS ONCOLOGY SERVICES, P.C. (“Mass. Onc.”), a Massachusetts professional corporation with a primary place of business at 192 Braemoor Road, Brockton, Massachusetts 02301 (collectively, RCRI and Mass. Onc. are referred to herein as the “Parties”), and is effective on the date RCRI is licensed to operate an organized ambulatory care facility by the Rhode Island Department of Health and first provides radiation therapy services to patients (the “Effective Date”).

WHEREAS, RCRI intends to become licensed to operate an organized ambulatory care facility primarily providing radiation therapy services to patients using cyberknife technology (the “Service”); and

WHEREAS, RCRI desires to retain Mass. Onc. to make Mass. Onc. employed physicians available to RCRI to provide the physician services required to meet the needs of patients who use the Service (“Physician Services”); and

WHEREAS, Mass. Onc. is qualified to and desires to provide the Physician Services required by RCRI.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement and intending to be legally bound, the Parties hereby agree as follows:

1. ENGAGEMENT AND PROFESSIONAL SERVICES.

RCRI hereby engages Mass. Onc. to provide, and Mass. Onc. hereby agrees to provide, Physician Services to RCRI patients using only qualified radiation therapy physicians (the “Physicians”), in such numbers and at such times as RCRI and Mass. Onc. mutually agree shall be necessary to support the patient care needs of RCRI. Mass. Onc. shall at all times continue to provide the Physician Services required by this Agreement, regardless of illness or disability of any Physicians. RCRI covenants to Mass. Onc. that Mass. Onc. and Pratt Radiation Oncology Associates, Inc., or their wholly owned affiliates, will be the exclusive providers of Physician Services at RCRI while this Agreement remains in effect.

2. RESPONSIBILITIES OF MASS. ONC.

In order for the Physicians to provide the Physician Services described in this Agreement, Mass. Onc. shall cause each Physician to comply with each of the requirements set forth below in this Article 2.

2.1.                Qualifications. To be qualified to render Physician Services pursuant to this Agreement, each Physician must at all times during the course of this Agreement:

(a)                     Be board certified in radiation therapy;

(b)                    Possess a valid and unlimited license to practice medicine in the State of Rhode Island;

(c)                     Obtain and maintain professional liability insurance coverage in accordance with Article 5 of this Agreement;

(d)                    Meet any and all requirements of the Bylaws, Rules and Regulations, policies and procedures of RCRI as exist from time to time, including compliance and conflict of interest policies; and

(e)                     Be, and remain, a participating provider in good standing in the Medicare and Medicaid programs (Titles XVIII and XIX of the Social Security Act, respectively).

2.2.                Standards of Practice. Each Physician shall be responsible for providing services that are at all times rendered in a competent and professional manner, consistent with the quality assurance standards of RCRI and in compliance with all applicable statutes, regulations, rules and directives of federal, state and other governmental and regulatory bodies having jurisdiction over RCRI; the Bylaws, Rules and Regulations of RCRI; applicable standards of the Joint Commission on Accreditation of Health Care Organizations, and currently accepted and approved methods and practices applicable to the practice of radiation therapy.

2.3.                Protocols and Procedures. Each Physician shall work cooperatively with RCRI to assure that the Physician Services are available on a timely, coordinated, efficient, and professional basis.

2.4.                Medical Records. The Physicians shall document all Physician Services provided to patients of RCRI in the medical record in accordance with RCRI policies and applicable law. All such medical records, including, but not limited to, case records, charts and patient files, are and shall remain the property of RCRI, and RCRI shall maintain such medical records and make them available to Mass. Onc. and Physicians in accordance with state and federal laws. This provision shall survive termination of the Agreement.

2.5.                Professional Expenses. Except as otherwise provided, Mass. Onc. or the individual Physicians providing Physician Services hereunder shall be solely responsible for all personal and professional expenses incurred by

Physicians, including, but not limited to, travel, licensing/registration fees, professional liability insurance, membership fees and dues in professional societies and organizations, medical books and journals, and expenses incurred in attending conventions, meetings, and continuing education seminars.

2.6.                Restriction on License, Membership, Right to Participate or Privilege. If any qualification, license, membership, right to participate or privilege of any Physician is terminated, suspended or limited for any reason, Mass. Onc. shall immediately notify RCRI and, upon RCRI’s request, Mass. Onc. shall immediately suspend said Physician from providing Physician Services under this Agreement.

3. RCRI OBLIGATIONS.

3.1.                Radiation Therapy Service: RCRI shall operate its radiation therapy service in a professional, timely, competent and ethical manner, in accordance with all applicable laws, regulations, professional standards and accreditation requirements.

3.2.                Space: RCRI shall furnish sufficient space, facilities and accommodations as may be reasonably necessary and mutually agreed to by the Parties for Mass. Onc. to properly provide Physician Services under this Agreement.

3.3.                Equipment: RCRI shall furnish such equipment, instruments, furniture and files as are reasonably necessary and mutually agreed to by the Parties for the proper provision of radiation therapy services at RCRI. RCRI shall keep and maintain the Equipment in good working order, condition and repair.

3.4.                Facility Support: RCRI shall provide such facility support as may be reasonably required and mutually agreed to by the Parties for the adequate provision of radiation therapy services at RCRI. All non- physician personnel shall be competent and reasonably sufficient in number to assist Mass. Onc. in the provision of Physician Services. RCRI agrees to consult with Mass. Onc. regarding the adequacy of the performance of all non-physician personnel.

3.5.                Supplies: RCRI shall purchase all expendable and non-expendable supplies necessary for the proper operation of radiation therapy services at RCRI.

3.6.                Patient Records. RCRI agrees, subject to all applicable laws, rules and regulations, to make available to Mass. Onc. such information and records of RCRI as Mass. Onc. may reasonably request to facilitate its performance of Physician Services.

3.7.                Permits. RCRI shall obtain and maintain all necessary licenses, certificates, permits, approvals, franchises, notices and authorizations issued by governmental entities or other regulatory authorities, federal, state or local, required for operation of the equipment and for its performance of radiation therapy services.

4. COMPENSATION.

In consideration of the services to be rendered by Mass. Onc. Physicians, RCRI shall compensate Mass. Onc. in accordance with Schedule A attached hereto and made a part hereof.

5. BILLING, COLLECTION AND PAYMENT.

5.1.                Compensation. RCRI shall set the charges for all professional services, Pharmaceuticals and supplies provided to patients of RCRI and shall bill and collect from patients, insurers and other third party payers all such fees in its own name and, to the extent possible, under its own provider number, including billing and collecting for Physician Services. Mass. Onc. acknowledges, and shall require Physicians to acknowledge, that only RCRI is entitled to claim or receive any fees or charges for Mass. Onc.’s or Physicians’ services under this Agreement. In the event services performed by a Physician will only be reimbursed if billed under the Physician’s provider number, Physician hereby appoints RCRI as the Physician’s agent (i) to bill and collect from patients and third party payers for services rendered by Physician, and (ii) to take possession of, and endorse, any cash, checks, insurance payments or other instruments of value received in payment for services rendered by Physician. Mass. Onc. assigns, and shall require Physicians to assign to RCRI, the Physicians’ rights to bill and collect for medical services rendered to RCRI’s patients. Except as otherwise provided in this Subparagraph, Physicians shall neither bill nor collect any fees for any professional services, Pharmaceuticals or supplies provided to patients of RCRI.

5.2.                Each party shall provide the other with access to such books and records as may be necessary for them to determine amounts owed to them and to allow RCRI to bill and collect properly for services rendered by Physicians to patients of RCRI;

5.3.                Mass. Onc. shall require Physicians to use their best efforts to assure that the services Physicians render to patients of RCRI qualify for reimbursement under applicable third party reimbursement programs, if any, including Medicare, Medicaid, Blue Shield, private commercial insurance, and any HMO’s, PPO’s, CMP’s or other alternative delivery systems with which RCRI may affiliate.

5.4.                Mass. Onc. shall submit to RCRI on a periodic basis such time and/or effort records as are requested by RCRI and shall meet applicable requirements of state or federal agencies, including Medicare, and of third party payers.

5.5.                RCRI expressly agrees and covenants that it will comply with all rules, regulations and other requirements of the Federal Medicare Program relating to billing for radiation therapy services.

6. PROFESSIONAL LIABILITY INSURANCE.

Each party, at its own expense, shall provide itself and its employees with professional liability insurance providing coverage against liabilities arising from the services to be provided by such party in connection with RCRI’s radiation therapy service, in amounts and pursuant to policies required by each party’s Board, but in no event less than One Million Dollars per occurrence and Three Million Dollars in the aggregate per year. Each party shall require its professional liability insurance carrier to name the other as an additional insured on any such professional liability insurance policy and to notify the other of the cancellation or proposed cancellation thereof for any cause, or of any material change to such insurance. Upon request, each party agrees to deliver to the other a certificate reflecting such insurance coverage.

7. CONFIDENTIAL INFORMATION.

RCRI may provide RCRI or a Physician with proprietary and confidential information about RCRI’s inventions, research and development, clinical pathways, systems, improvements, trade secrets, financial information, and business strategy or policies (“Confidential Information”). Confidential Information shall not include public information or information legally and properly obtained from other sources without breach of any agreement with RCRI. Mass. Onc. will not, and will require Physicians not to use Confidential Information for any purpose other than for providing Physician Services and not disclose, publish, or disseminate any Confidential Information to any third party without the express prior written consent of RCRI, except as may be required by state or federal law. Mass. Onc. will notify RCRI, and will require any Physician to notify RCRI, of any request or demand for disclosure of Confidential Information by any law enforcement officer, court, governmental agency, or other third party.

Furthermore, the Parties agree, and the Physicians shall be caused to agree, to comply with any and all state and federal privacy laws and regulations that apply to the protection of individually identifiable health information as are in effect during the term of this Agreement including, without limiting the generality of the foregoing, the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder (“HIPAA”). The Parties agree that Physicians will be members of RCRI’s workforce for HIPAA purposes and that each is a Covered Entity exchanging protected health information solely for purposes of treatment, payment and operations, and that as such the Parties are not “Business Associates” for HIPAA purposes and HIPAA mandated business associate provisions need not be included in this Agreement or set out in a separate business associate agreement. The Parties further agree to enter into good faith negotiations to amend this Agreement to include any contract provisions required to be included herein in order to cause the Parties to comply with any subsequent changes or clarifications to privacy and confidentiality laws and rules.

This provision shall survive termination of the Agreement.

8. STATUS OF THE PARTIES.

RCRI and each Physician shall be independent contractors of RCRI. It is expressly understood and agreed by RCRI and RCRI, and RCRI shall cause each Physician to understand and agree, that nothing contained in this Agreement shall be construed to create a joint venture, partnership, employer-employee, principal-agent, association, or other affiliation relationship between RCRI and RCRI or RCRI and any Physician other than an independent contractor relationship. RCRI and RCRI specifically agree, and RCRI shall cause each Physician to agree, that their relationship is and shall remain that of independent Parties to a contractual relationship as set forth in this Agreement. Neither RCRI nor any Physician shall have any claim under this Agreement or otherwise against RCRI for vacation pay, paid sick leave, retirement benefits, social security, workers’ compensation, health, disability, professional malpractice, or unemployment insurance benefits or other employee benefits of any kind. Nothing in this Agreement shall dictate how any Physician shall practice medicine, deliver patient care, or exercise independent medical judgment. RCRI shall neither have nor exercise any specific control or direction over the particular methods by which Physicians perform the professional services required under this Agreement.

9. TERM.

This Agreement commences on the Effective Date and continues for an initial term ending on the last day of the month that is one year after the Effective Date (the “Initial Term”), unless terminated earlier pursuant to the terms of this Agreement. Thereafter, this Agreement will automatically renew for successive one (1) year terms (each, an “Additional Term”, and together with the Initial Term, the “Term”).

10. TERMINATION.

10.1.          Termination of the Agreement. Either Party may terminate this Agreement for cause (defined as material non-compliance with any of the terms of the Agreement) upon thirty (30) days written notice if the offending Party does not correct the failure within the thirty (30) day notice period to the reasonable satisfaction of the Party giving notice. If New England Radiation Therapy Management Services, Inc., a Massachusetts business corporation (“NE RTSI”), ceases to be a member of RCRI, or NE RTSI undergoes a change in control, either Party may terminate this Agreement without cause on ninety (90) days notice.

10.2.          Change of law. In the event that performance by either Party of any term, covenant, condition or provision of this Agreement would jeopardize the licensure of RCRI, its participation with any third-party payer or certification or accreditation by any other state or nationally recognized organization, or if for any other reason said performance would be in violation of any law or be deemed unethical by any governmental authority or professional association in the medical field, the Parties shall undertake to amend this Agreement to remove the jeopardy contemplated by this Section 10.2. If the Parties are unable to reach agreement as to any such amendment necessary to remove the jeopardy contemplated herein within thirty (30) days, this Agreement shall thereafter automatically terminate.

10.3.          Effect of Termination. Upon expiration or termination of this Agreement, neither Party shall have any further obligation hereunder except for (a) obligations accruing prior to the date of termination, and (b) obligations, promises or covenants contained herein which are expressly made to extend beyond the term of this Agreement. Upon expiration or termination of this Agreement, the Parties agree, and Mass. Onc. shall cause each Physician to agree, to cooperate in a reasonable manner to ensure a smooth transition, including but not limited to the continued orderly delivery of Physician Services.

11. NON-COMPETITION.

RCRI has invested over one million Dollars to construct its facility and acquire the cyberknife equipment. In retaining Mass. Onc. pursuant to this Agreement, RCRI is willingly granting Mass. One. and Physicians access to RCRI’s confidential business information and patients. In order to preserve this information and patient base, encourage Mass. Onc. and Physicians to remain providing services for RCRI, and maintain RCRI as a going concern, RCRI has advised Mass. Onc. and its Physicians that RCRI would not enter into this agreement were it not for Mass. Onc. and Physicians’ agreement to abide by the provisions of this Section. Mass. Onc. agrees, and will require each Physician to agree, that any action by either of them in violation of this agreement would have a material adverse effect on RCRI’s continued opportunity for success.

In light of the foregoing, neither Mass, Onc. nor any Physician shall, for a period commencing on the date hereof and continuing for one (1) year after the termination of this Agreement by Mass. Onc. without cause, or by RCRI for cause:

(a)                     Engage, directly or indirectly, in any way (as owner, stockholder, director, joint venturer, investor, partner, employee, sole practitioner, consultant or otherwise), in any business enterprise which provides radiation therapy services utilizing cyberknife technology at any location within such portion of a fifteen (15) mile radius from such site that does not extend beyond Rhode Island;

(b)                    Solicit for hiring by Mass. Onc., Physician or others, any of the employees of RCRI.

In addition, neither Mass. Onc. nor Physicians will be bound by the preceding non-competition and non-solicitation provisions if either: (i) RCRI ceases to provide cyberknife services for any reason other than a sale, merger or other transfer of RCRI’s cyberknife business to a third party; or (ii) the provision of cyberknife radiation therapy services by Mass. Onc. or a Physician is required in order to comply with contractual obligations to Rhode Island Hospital or its affiliates, or The Warren Alpert Medical School of Brown University.

The provisions of this Section 11 shall survive the termination of this Agreement. The Parties acknowledge that violation of this Section 11 will irreparably harm RCRI’s conduct of its business and that in such event, RCRI may be without an adequate remedy at law for enforcement of the provisions hereof, and thus may be entitled to injunctive relief. Mass. Onc. and Physician further acknowledge that the character, duration and or geographical scope of the non-competition provisions contained in this Section are reasonable in light of the nature of RCRI’s practice as it exists as of the date hereof.

12. MISCELLANEOUS.

12.1.          Notices. Notices or communications required or permitted to be given under this Agreement shall be given to the respective Parties by hand, registered or certified mail, or by an overnight delivery service that obtains a receipt upon delivery, at the addresses first set forth above unless a party shall otherwise designate its address for notice. Notices will be deemed to have been given as of the date of sending.

12.2.          Section Headings. The section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.3.          Governing Law. This Agreement has been executed and delivered in, and shall be construed and enforced in accordance with, the internal substantive laws of the State of Rhode Island.

12.4.          Assignment. No assignment or delegation of this Agreement or the rights and obligations hereunder shall be valid without the specific written consent of both Parties hereto except that this Agreement may be assigned by RCRI as a result of sale, reorganization, merger, or

Execution Copy

bankruptcy to any successor entity operating the facility now operated by RCRI.

12.5.          Waiver. Failure of a party to insist upon strict adherence of any term of this Agreement on any occasion shall not be considered a waiver of such term. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

12.6.          Entire Agreement. This Agreement and its Exhibits constitute the entire agreement among the Parties and the Physicians, and supersede all previous contracts or agreements between the Parties and the Physicians with respect to the subject matter hereof.

12.7.          Amendments. This Agreement may be amended only by an instrument in writing signed by a duly authorized officer of each of the Parties, effective as of the date stipulated therein.

12.8.          Counterparts. This Agreement may be executed in any number of counterparts, including via facsimile signatures, that together shall constitute one instrument.

IN WITNESS WHEREOF, the Parties, by their duly authorized officers, have caused this Agreement to be signed and sealed as of the day and year first above written.

RADIOSURGERY CENTER OF RHODE ISLAND, LLC			MASSACHUSETTS ONCOLOGY SERVICES, P.C.

By:	/s/ Authorized Signatory		By:	/s/ David N. T. Watson
	Its:	Authorized Signatory		Name: David N. T. Watson
		President & CEO		Title: Chief Financial Officer

EXHIBIT A

COMPENSATION

RCRI shall pay, and Mass. Onc. shall accept as payment in full for performance of Professional Services hereunder, fees (the “Professional Service Fees”) in an amount equal to fifteen percent (15%) of the Facility Net Collections. For purposes of this Agreement, “Facility Net Collections” shall mean the gross collections (net of refunds and overpayments) attributable to radiation therapy services generated by RCRI. The Parties have reviewed and evaluated the compensation to be paid by RCRI to Mass. Onc. for the Professional Services hereunder and have determined it to be commercially reasonable, to be commensurate with fair market value and to not in any way be based upon the volume or value of patient referrals or any other business generated between the Parties. Payment of the Professional Service Fees by RCRI to Mass. Onc. shall be due no later than the fifteenth (15th) day of the month following the last day of the month in which Professional Services were rendered by Mass. Onc. hereunder.

Mass. Onc. shall have the right at all reasonable times, and upon the giving of reasonable notice, to examine, inspect and copy the records of RCRI and its billing service pertaining to Facility Net Collections and the Professional Service Fees.

Upon the termination or expiration of this Agreement for any reason, RCRI shall pay Mass. Onc. any Professional Service Fees that accrued but remained unpaid as of the effective date of termination or expiration of this Agreement no later than thirty (30) days following any such termination or expiration.